Exhibit 99.1

News Release

For Immediate Release	Contact:	Rick Kraemer
First Senior Vice President
Corporate Finance & Business Development
973-686-4817
rkraemer@valley.com

Valley National Bancorp Appoints Michael D. Hagedorn as

Senior Executive Vice President, Chief Financial Officer

WAYNE, NJ – July 17, 2019 - Valley National Bancorp (NASDAQ: VLY), the holding company for Valley National Bank, announced today the appointment of Michael D. Hagedorn to Senior Executive Vice President, Chief Financial Officer (CFO) effective August 10, 2019. Hagedorn is succeeding former CFO, Alan Eskow, who as previously announced will take on a Senior Advisory role at the Bank.

Most recently, Hagedorn served as President and Chief Executive Officer of UMB Bank and Vice Chairman of UMB Financial Corporation in Kansas City, Missouri for over four years. Previously, he served as Chief Financial Officer for UMB Financial Corporation since 2005. Prior to UMB Financial, Hagedorn held various positions of increasing responsibility with Norwest Bank and Wells Fargo.

As Valley’s CFO reporting to Ira Robbins, President and Chief Executive Officer, Michael will lead all key finance and capital market strategies while working closely with the Board and executive leadership team to define and execute all corporate plans and initiatives. He will oversee all aspects of financial reporting, accounting, taxation, corporate treasury, balance sheet management, and investor relations.

“We are pleased to welcome Michael to our Executive Leadership Team,” remarked Valley President and CEO, Ira Robbins. “Michael is a compelling leader who brings a wealth of knowledge to this critical role and his deep experience in banking and all facets of finance will be a tremendous asset to our company. We will all benefit from his insight, expertise and strong social commitment as we continue to execute our strategy to grow and strengthen our business and create long-term value for all Valley stakeholders.”

Hagedorn earned a Bachelor of Business Administration in Finance with a minor in Accounting from Iowa State University.

He has been an active supporter of the local community, serving on the boards of the Kansas City Chamber of Commerce, Kansas City Streetcar Authority, Kansas City Downtown Council, University of Kansas School of business and several other philanthropic organizations. Hagedorn is an accomplished professional who has been recognized by the Kansas City Business Journal as a CFO of the Year Honoree in 2009, 2010 and 2012 and by The Des Moines Business Record with their “40 Executives Under 40” honor in 2004.

About Valley

As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $32.5 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates over 200 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.

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